Sub-Item 77C

DREYFUS INVESTMENT FUNDS

Dreyfus/Standish Global Fixed Income Fund

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders (the “Meeting”) of Dreyfus/Standish Global Fixed Income Fund (the “Fund”), a series of Dreyfus Investment Funds, was held on February 13, 2014. Out of a total of 18,450,568.496 of the Fund’s shares (“Shares”) of beneficial interest outstanding and entitled to vote at the Meeting, a total of 9,461,573.125 of the Fund’s Shares were represented at the Meeting, in person or by proxy. The proposals considered at the Meeting and the results were as follows:

1.      To approve revising the Fund’s fundamental investment restriction on borrowing, issuing senior securities and pledging assets.

Affirmative Votes             Negative Votes           Abstained

8,616,641.131                   396,567.497                448,364.497

2.      To approve revising the Fund’s fundamental investment restriction on making loans.

      Affirmative Votes             Negative Votes           Abstained

8,528,183.865                   480,384.574                453,004.686

3.      To approve revising the Fund’s fundamental investment restriction on   investing in derivatives.

      Affirmative Votes             Negative Votes           Abstained

      7,994,244.865                   994,996.636                472,331.624

4.      To approve removing the Fund’s fundamental investment restriction regarding issuer diversification.

Affirmative Votes             Negative Votes           Abstained

8,034,010.326                   951,840.003                475,722.796

5.      To approve removing the Fund’s fundamental investment restriction on margin.

Affirmative Votes               Negative Votes         Abstained

8,007,357.626                     979,969.495              474,246.004

6.      To approve revising the Fund’s fundamental investment restriction on investing in real estate and real estate-related securities.

Affirmative Votes               Negative Votes         Abstained

      8,021,342.846                     941,443.387              498,786.892

7.      To approve a Sub-Investment Advisory Agreement for the Fund between The Dreyfus Corporation (“Dreyfus”) and Standish Mellon Asset Management Company LLC.

      Affirmative Votes               Negative Votes         Abstained

      8,707,416.228                     263,373.424              490,783.473

8.      To approve the implementation of a “manager of managers” arrangement whereby Dreyfus, the Fund’s investment adviser, under certain circumstances, would be able to hire and replace affiliated and unaffiliated sub-advisers for the Fund without obtaining shareholder approval.

      Affirmative Votes               Negative Votes         Abstained

     8,600,430.050                      405,297.928              455,845.147